Press
Information

Investor Contact: Thom Mocarsky
Arbitron Inc.
410-312-8239
thom.mocarsky@arbitron.com

Press Contacts: Didi Blackwood / Jessica Benbow
Arbitron Inc.
410-312-8523 / 410-312-8363
didi.blackwood@arbitron.com / jessica.benbow@arbitron.com

FOR IMMEDIATE RELEASE

ARBITRON INC. REPORTS 2010 FIRST QUARTER FINANCIAL RESULTS
Agreement reached with PPM Coalition that settles the dispute regarding
Portable People Meter methodology
Company reports earnings per share of $0.51
Results include $1.2 million pre-tax pension settlement charge
Reiterates 2010 full-year guidance for revenue and EPS

Columbia MD, April 22, 2010 – Arbitron Inc. (NYSE: ARB) today announced results for the first quarter ended March 31, 2010.

Net income for the quarter was $13.7 million, or $0.51 per share (diluted), an increase of 11.4 percent, compared with $12.3 million, or $0.46 per share (diluted), for the first quarter of 2009. Net income for the first quarter of 2010 included a pre-tax pension settlement charge of $1.2 million, or $0.03 per share (diluted). Net income for the first quarter of 2009 included an $8.2 million charge, or $0.19 per share (diluted) relating to the reorganization and restructuring initiated during that quarter.

For the first quarter of 2010, the Company reported revenue of $95.9 million, a decrease of 2.6 percent as compared to revenue of $98.5 million during the first quarter of 2009.

Revenue for the quarter declined versus the first quarter of 2009 as the result of a number of previously disclosed factors including: the decision by Cumulus and Clear Channel to subscribe to a competitor’s diary-based radio ratings service in a limited number of small and medium-sized markets; the continuing impact of the advertising recession on renewals and new business; and the impact of certain customers, primarily Univision, not subscribing to the Portable People MeterTM (PPMTM) service in certain markets. The impact of these items during the quarter offset the increase in revenue realized from the ongoing transition to PPM pricing in the 33 markets where the service is currently commercialized.

Costs and expenses for the first quarter declined by 6.3 percent, from $75.4 million in 2009 to $70.7 million in 2010, due largely to the impact of a $8.2 million restructuring and reorganization charge reported in the first quarter 2009.

Operating income in the first quarter increased 9.3 percent, from $23.1 million in 2009 to $25.2 million in 2010.

Earnings before interest and income tax expense (EBIT) for the quarter were $22.7 million, an increase of 13.0 percent compared with EBIT of $20.1 million for the first quarter of 2009.

Management Comment on First Quarter 2010 Results
Said William T. Kerr, President and Chief Executive Officer:

“Our results in the first quarter do not fully reflect the progress we have made in our PPM commercialization plan. We remain optimistic that an improvement in overall economic conditions will positively impact the advertising marketplace, which could favorably impact our customers and our own business.

“One of my top priorities has been to resolve responsibly the concerns of the PPM Coalition regarding PPM methodology. Today, the Coalition and we announced an agreement for enhancements to our recruitment methodology that are designed to be a net benefit for all our PPM customers. My thanks go to Chairman Edolphus Towns and to the Media Rating Council for their roles in advancing this agreement.

“Our priorities for the balance of 2010 are straightforward. We will work toward the completion of the commercialization of the PPM ratings service. We will continue our programs that are designed to improve key sample quality metrics for our PPM and diary services. We will continue our efforts to obtain and maintain Media Rating Council® accreditation for our services across all of our markets and we will continue our efforts to further develop our cross-platform measurement capabilities.

“While we are encouraged by recent improvement in the overall economic environment and in the radio industry in particular, we also know that it will not turn around overnight. However, we are committed to working with our customers to help position the radio industry to benefit from the recovery as it may occur.”

2010 Guidance
Arbitron is reiterating its revenue and EPS guidance for 2010.

For the full year 2010, Arbitron expects revenue to increase between two percent and six percent compared to the 2009 revenue of $385.0 million.

Earnings per share (diluted) for the full year 2010 are expected to be between $1.50 and $1.75.

Earnings Conference Call: Schedule and Access
Arbitron will host a conference call at 10:00 a.m. Eastern Time. The Company invites you to listen to the call by dialing (toll free) 888-562-3356. The conference call can be accessed from outside of the United States by dialing 973-582-2700. To participate, users will need to use the following code: 66162370. The call will also be available live on the Internet at the following sites: www.arbitron.com and www.streetevents.com.

A replay of the call will be available from 1:00 p.m. on April 22, 2010 through 11:59 p.m. on April 29, 2010. To access the replay, please call (toll free) 800-642-1687 in the United States, or 706-645-9291 if you’re calling from outside of the United States. To access the replay, users will need to enter the following code: 66162370.

Presentation of Non-GAAP Information
The terms EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to either net income as an indicator of Arbitron’s operating performance, or cash flow, as a measure of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

About Arbitron
Arbitron Inc. (NYSE: ARB) is a media and marketing research firm serving the media – radio, television, cable and out-of-home – as well as advertisers and advertising agencies. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The company has developed the Portable People Meter, a new technology for media and marketing research.

Arbitron’s headquarters and its world-renowned research and technology organizations are located in Columbia, Maryland.

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Portable People MeterTM and PPMTM are marks of Arbitron Inc.

Media Rating Council® and the “double checkmark” logo design are registered marks of the Media Rating Council.

PPM ratings are based on audience estimates and are the opinion of Arbitron and should not be relied on for precise accuracy or precise representativeness of a demographic or radio market.

Arbitron Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron Inc. and its subsidiaries in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” ”expects,” “anticipates,” “estimates,” “believes,” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which we have derived from information currently available to us. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include, in no particular order, whether we will be able to:

•	successfully maintain and promote industry usage of our services, a critical mass of broadcaster encoding, and the proper understanding of our audience measurement services and methodology in light of governmental actions, including investigation, regulation, legislation or litigation, customer or industry group activism, or adverse community or public relations efforts;

•	complete the Media Rating Council, Inc. (“MRC”) audits of our local market Arbitron Portable People Meter (“PPM”) ratings services in a timely manner and successfully obtain and/or maintain MRC accreditation for our audience measurement services;

•	successfully commercialize our PPM service;

•	design, recruit and maintain PPM panels that appropriately balance research quality, panel size and operational cost;

•	absorb costs related to legal proceedings and governmental entity interactions and avoid any related fines, limitations or conditions on our business activities, including, without limitation, by meeting or exceeding our commitments and agreements with various governmental entities;

•	successfully develop, implement and fund initiatives designed to increase sample quality;

•	successfully manage the impact on costs of data collection due to lower respondent cooperation in surveys, consumer trends including a trend toward increasing incidence of cell phone households, privacy concerns, technology changes, and/or government regulations;

•	provide appropriate levels of operational capacity and funding to support the more labor intensive identification and recruitment of cell phone households into our panels and samples;

•	successfully manage the impact on our business of the current economic downturn generally, and in the advertising market, in particular, including, without limitation, the insolvency of any of our customers or the impact of such downturn on our customers’ ability to fulfill their payment obligations to us;

•	compete with companies that may have financial, marketing, sales, technical or other advantages over us;

•	effectively respond to rapidly changing technological needs of our customer base, including creating proprietary technology and systems to support our cell phone sampling plans, and new customer services that meet these needs in a timely manner;

•	successfully execute our business strategies, including evaluating and, where appropriate, entering into potential acquisition, joint-venture or other material third-party agreements;

•	effectively manage the impact, if any, of any further ownership shifts in the radio and advertising agency industries;

•	successfully develop and implement technology solutions to encode and/or measure new forms of media content and delivery, and advertising in an increasingly competitive environment;

•	successfully launch our cross-platform measurement initiatives; and

•	renew contracts with key customers.

There are a number of additional important factors that could cause actual events or our actual results to differ materially from those indicated by such forward-looking statements, including, without limitation, the risk factors set forth in the caption “ITEM 1A. — RISK FACTORS” in our Annual Report on Form 10-K for the year ended December 31, 2009, and elsewhere, and any subsequent periodic or current reports filed by us with the Securities and Exchange Commission.

In addition, any forward-looking statements contained in this document represent our estimates only as of the date hereof, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

(Table to Follow)

Arbitron Inc.
Consolidated Statements of Income
Three Months Ended March 31, 2010 and 2009
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,		%
	2010	2009	Change	Change
Revenue	$95,896	$98,489	$(2,593)	(2.6%)
Costs and expenses
Cost of revenue	43,153	39,529	3,624	9.2%
Selling, general and administrative	17,641	18,424	(783)	(4.2%)
Research and development	9,909	9,306	603	6.5%
Restructuring and reorganization	—	8,171	(8,171)	(100.0%)
Total costs and expenses	70,703	75,430	(4,727)	(6.3%)
Operating income	25,193	23,059	2,134	9.3%
Equity in net loss of affiliate	(2,531)	(3,000)	469	(15.6%)
Earnings before interest and income taxes (1)	22,662	20,059	2,603	13.0%
Interest income	2	19	(17)	(89.5%)
Interest expense	265	333	(68)	(20.4%)
Earnings before income taxes	22,399	19,745	2,654	13.4%
Income tax expense	8,651	7,404	1,247	16.8%
Net Income	13,748	12,341	1,407	11.4%
Basic weighted average common share
Net income	$0.52	$0.47	$0.05	10.6%
Diluted weighted average common share
Net income	$0.51	$0.46	$0.05	10.9%
Weighted average shares used in calculations
Basic	26,593	26,431	162	0.6%
Diluted	26,924	26,545	379	1.4%
Dividends per common share	$0.10	$0.10	—	—
Other data:
EBITDA (1)	$29,178	$25,282	$3,896	15.4%
Non-cash share-based compensation	$1,065	$1,883	$(818)	(43.4%)

(1) The terms EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

Arbitron Inc.
EBIT and EBITDA Non-GAAP Reconciliation
Three Months Ended March 31, 2010 and 2009
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Net Income	$13,748	$12,341
Income tax expense	8,651	7,404
Net interest expense	263	314
EBIT (2)	$22,662	$20,059
Depreciation and amortization	6,516	5,223
EBITDA (2)	$29,178	$25,282

(2) Arbitron’s management believes that presenting EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization), both non-GAAP financial measures, as supplemental information helps investors, analysts, and others, if they so choose, in understanding and evaluating Arbitron’s operating performance in some of the same manners that management does because EBIT and EBITDA exclude certain items that are not directly related to Arbitron’s core operating performance. Arbitron’s management references these non-GAAP financial measures in assessing current performance and making decisions about internal budgets, resource allocation and financial goals.

EBIT is calculated by adding back net interest expense and income tax expense to net income. EBITDA is calculated by adding back net interest expense, income tax expense, and depreciation and amortization to net income. EBIT and EBITDA should not be considered substitutes either for net income as indicators of Arbitron’s operating performance, or for cash flow as measures of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

Arbitron Inc.
Condensed Consolidated Balance Sheets
March 31, 2010 and December 31, 2009
(In thousands)

	March 31,	December 31,
	2010	2009
	(Unaudited)	(Audited)
Assets:
Cash and cash equivalents	$11,987	$8,217
Trade receivables	56,915	52,607
Property and equipment, net	66,816	67,903
Goodwill, net	38,500	38,500
Other assets	35,300	36,602
Total assets	$209,518	$203,829
Liabilities and Stockholders’ Equity:
Deferred revenue	$40,555	$43,148
Other liabilities	57,708	62,106
Long term debt	68,000	68,000
Stockholders’ equity	43,255	30,575
Total liabilities and stockholders’ equity	$209,518	$203,829

Note: The December 31, 2009 Condensed Consolidated Balance Sheet is derived from the audited Balance Sheet included in the Company’s Form 10-K for the fiscal year ended December 31, 2009.